Exhibit 99.1

Travelport
— Fourth Quarter and Full Year 2011 Results —

Annual Revenue Increased and Platform for Growth Established

Atlanta, GA, March 22, 2012 — Travelport Limited, a leading provider of critical transaction processing for the global travel industry, today announces its financial results for the fourth quarter and full year ended December 31, 2011.

Q4 Financial Summary :

($ in millions)

—	Net Revenue – Q4 2011: $465 (2010: $452)
—	Operating Income – Q4 2011: $4 (2010: $45)
—	Adjusted EBITDA – Q4 2011: $106 (2010: $115)

FY Financial Summary:

($ in millions)

—	Net Revenue – FY 2011: $2,035 (2010: $1,996)
—	Operating Income – FY 2011: $200 (2010: $274)
—	Adjusted EBITDA – FY 2011: $507 (2010: $545)
—	Net cash provided by operating activities of continuing operations – FY 2011: $124 (2010: $181)

Q4 Operational Highlights:

—	Improved segment volumes
—	Strengthened performance in Americas, Middle East and Africa
—	Signed joint development agreement with TravelSky
—	Deployed Travelport Universal Desktop™ in targeted countries
—	Commenced rollout of Travelport Smartpoint App™ and Universal API
—	Accelerated rollout and functionality of Travelport Rooms and More™
—	Introduced enhanced e-Pricing search globally

Post Year-End Highlights:

—	Expanded significantly groundbreaking hotel booking engine content
—	Significantly expanded geographic footprint in Africa
—	Launched mobile travel itinerary application for iPhone and Android

Commenting on developments, Gordon Wilson, President and CEO of Travelport, said:

“2011 financial results were in line with expectations. Total transaction value for air travel and hotel sales was 6% higher at $83 billion, and we launched and deployed four significant, innovative new products designed around our new technology platform. We are making excellent progress on our strategic plan, delivering the broadest possible travel content for suppliers and travel agency customers to buy, sell and promote.”

Financial Highlights for Fourth Quarter 2011

($ in millions)

	Q4 2011	Q4 2010	Change	% Change
Net Revenue	$465	$452	$13	3%
Operating Income	$4	$45	$(41)	(91)%
EBITDA	$62	$100	$(38)	(38)%
Adjusted EBITDA	$106	$115	$(9)	(8)%

Travelport’s Net Revenue of $465 million for the fourth quarter of 2011 was $13 million, 3% higher than last year as a result of a $10 million increase in transaction processing revenue driven by a 2% increase in segment volumes. The largest volume increases were in the Americas and the Middle East and Africa. Airline IT Solutions revenue increased by $3 million to $53 million in the quarter. Operating Income and EBITDA were $4 million and $62 million, respectively, for the fourth quarter of 2011, representing a decrease of 91% in Operating Income and a decrease of 38% in EBITDA compared to 2010. In the fourth quarter of 2011, Travelport incurred $35 million of charges resulting from the final resolution of two historical disputes related to now terminated arrangements with former distributors in the Middle East, which were subject to binding arbitration. Adjusted EBITDA was $106 million for the fourth quarter of 2011, an 8% decrease compared to 2010, primarily due to the re-introduction of the employee incentive plan in 2011. Excluding the impact of the employee incentive plan, Adjusted EBITDA would have been flat with the prior year.

Financial Highlights for the Full Year 2011

($ in millions)
	2011	2010	Change	% Change
Net Revenue	$2,035	$1,996	$39	2%
Operating Income	$200	$274	$(74)	(27)%
EBITDA	$427	$486	$(59)	(12)%
Adjusted EBITDA	$507	$545	$(38)	(7)%

Travelport’s Net Revenue of $2,035 million for 2011 was $39 million higher than last year due to $26 million incremental transaction processing revenue and $13 million incremental Airline IT Solutions revenue. The increase in transaction processing revenue is a result of a 2% increase in volumes. Operating Income and EBITDA were $200 million and $427 million, respectively, for 2011, a decrease of 27% in Operating Income and a decrease of 12% in EBITDA compared to 2010. In 2011, Travelport incurred $35 million of charges resulting from the binding arbitration as discussed above. Adjusted EBITDA was $507 million for 2011, a 7% decrease compared to 2010. Adjusted EBITDA declined $38 million primarily due to the re-introduction of the employee incentive plan in 2011. Excluding the impact of the employee incentive plan, Adjusted EBITDA would have been consistent with the prior year.

Interest costs of $287 million were $15 million higher for 2011 due to higher interest rates arising from amendments made to the senior secured credit agreement in the fourth quarter of 2010 and certain fees and expenses incurred in September 2011 related to the amendment and restatement of the senior secured credit agreement. These increases were partially offset by a reduction in interest costs as a result of the early repayment of $655 million in term loans following the sale of the GTA business in the second quarter of 2011.

During the year ended December 31, 2011, Travelport generated $124 million in net cash from operating activities of continuing operations, a $57 million decrease from 2010, primarily due to $35 million incremental cash interest payments in 2011 and $21 million cash payments resulting from one of the disputes in 2011 with respect to our former distributor as previously disclosed.

Travelport’s net debt was $3,146 million as of December 31, 2011, which comprised debt of $3,407 million less $124 million in cash and cash equivalents and less $137 million of cash held as collateral.

Conference Calls and Earnings Presentation

The Company’s fourth quarter and full year 2011 earnings conference call for investors will be held on Thursday, March 22, 2012, beginning at 0900hrs (EDT). There will be a conference call for global media at 1100 hrs (EDT) on the same date. Details for both these conference calls as well as the earnings presentation are available through the Investor Center section of the Company’s website (www.travelport.com/investor.aspx), where pre-registration for each individual event is required.

About Travelport

Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.

With a presence in over 170 countries, approximately 3,500 employees and 2011 net revenue of $2.0 billion, Travelport is comprised of the global distribution systems (GDS) business, which includes the Galileo and Worldspan brands and its Airline IT Solutions business.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company.

Investor Contact

Julian Walker

Head of Corporate Communications and Investor Relations

+44 (0)17 5328 8210

julian.walker@travelport.com

Media Contacts

Kate Aldridge

Senior Director, Corporate Communications, EMEA and APAC

+44 (0)17 5328 8720

kate.aldridge@travelport.com

Jill Brenner

Senior Director, Corporate Communications, Americas

+1 97 3939 1325

jill.brenner@travelport.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our new universal desktop product; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our acquisition of Sprice and our controlling interest in eNett. Other unknown or unpredictable factors also could have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010

Net revenue	465	452	2,035	1,996

Costs and expenses
Cost of revenue	271	252	1,211	1,119
Selling, general and administrative	97	95	358	382
Restructuring charges	—	7	4	11
Depreciation and amortization	58	53	227	210
Other expense	35	—	35	—

Total costs and expenses	461	407	1,835	1,722

Operating income	4	45	200	274
Interest expense, net	(64)	(70)	(287)	(272)
Gain on early extinguishment of debt	—	2	—	2

(Loss) income from continuing operations before income taxes and equity in losses of investment in Orbitz Worldwide	(60)	(23)	(87)	4
Provision for income taxes	(2)	(11)	(29)	(47)
Equity in losses of investment in Orbitz Worldwide	(22)	(38)	(18)	(28)

Net loss from continuing operations	(84)	(72)	(134)	(71)
Income (loss) from discontinued operations, net of tax	—	3	(6)	27
Gain from disposal of discontinued operations, net of tax	—	—	312	—

Net (loss) income	(84)	(69)	172	(44)
Net loss attributable to non-controlling interest in subsidiaries	2	—	3	1

Net (loss) income attributable to the Company	(82)	(69)	175	(43)

TRAVELPORT LIMITED

CONSOLIDATED BALANCE SHEETS

(in $ millions)	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	124	94
Accounts receivable (net of allowances for doubtful accounts of $22 and $24)	180	161
Deferred income taxes	3	4
Assets of discontinued operations	—	1,066
Other current assets	168	185

Total current assets	475	1,510
Property and equipment, net	431	484
Goodwill	986	986
Trademarks and tradenames	314	314
Other intangible assets, net	681	770
Cash held as collateral	137	137
Investment in Orbitz Worldwide	77	91
Non-current deferred income taxes	6	4
Other non-current assets	237	204

Total assets	3,344	4,500

Liabilities and equity
Current liabilities:
Accounts payable	88	72
Accrued expenses and other current liabilities	485	474
Liabilities of discontinued operations	—	555
Current portion of long-term debt	50	18

Total current liabilities	623	1,119
Long-term debt	3,357	3,796
Deferred income taxes	42	37
Other non-current liabilities	279	220

Total liabilities	4,301	5,172

Commitments and contingencies
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	717	1,011
Accumulated deficit	(1,511)	(1,686)
Accumulated other comprehensive loss	(176)	(9)

Total shareholders’ equity	(970)	(684)
Equity attributable to non-controlling interest in subsidiaries	13	12

Total equity	(957)	(672)

Total liabilities and equity	3,344	4,500

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in $ millions)	Year ended December 31, 2011	Year ended December 31, 2010

Operating activities of continuing operations
Net income (loss)	172	(44)
Income from discontinued operations (including gain from disposal), net of tax	(306)	(27)

Net loss from continuing operations	(134)	(71)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	227	210
Equity-based compensation	5	5
Gain on early extinguishment of debt	—	(2)
Amortization of debt finance costs and debt discount	23	23
Non-cash interest on payment-in-kind debt	3	—
Gain on interest rate derivative instruments	(22)	(6)
Loss (gain) on foreign exchange derivative instruments	7	(3)
Equity in losses of investment in Orbitz Worldwide	18	28
Deferred income taxes	3	21
FASA liability	(16)	(18)
Defined benefit pension plan funding	(17)	(3)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20)	4
Other current assets	13	(14)
Accounts payable, accrued expenses and other current liabilities	9	17
Other	25	(10)

Net cash provided by operating activities of continuing operations	124	181

Net cash (used in) provided by operating activities of discontinued operations	(12)	103

Investing activities
Property and equipment additions	(77)	(182)
Proceeds from the sale of GTA business, net of cash disposed of $7 million	628	—
Investment in Orbitz Worldwide	—	(50)
Businesses acquired	—	(16)
Loan to a parent company	—	(9)
Loan repaid by a parent company	—	9
Proceeds from sale of assets	—	2
Other	5	5

Net cash provided by (used in) investing activities	556	(241)

Financing activities
Principal repayments	(672)	(318)
Proceeds from new borrowings	35	517
Cash provided as collateral	—	(137)
Payments on settlement of derivative contracts	—	(77)
Proceeds from settlement of derivative contracts	34	16
Net share settlement for equity-based compensation	(3)	—
Contribution from non-controlling interest shareholders	4	—
Debt finance costs	(100)	(20)
Distribution to a parent company	(89)	—
Other	—	(3)

Net cash used in financing activities	(791)	(22)

TRAVELPORT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in $ millions)	Year ended December 31, 2011	Year ended December 31, 2010

Effect of change in exchange rates on cash and cash equivalents	5	4

Net (decrease) increase in cash and cash equivalents	(118)	25
Cash and cash equivalents at beginning of year (including cash of discontinued operations)	242	217

Cash and cash equivalents at end of year	124	242
Less: cash of discontinued operations	—	(148)

Cash and cash equivalents of continuing operations at end of year	124	94

Supplemental disclosure of cash flow information of continuing operations
Interest payments	267	232
Income tax payments, net	22	24
Non-cash capital distribution to a parent company	208	—
Non-cash capital lease additions	28	30

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Operating Income	Three Months Ended December 31,
	2011	2010

Travelport Adjusted EBITDA	106	115
Less adjustments:
Corporate transaction costs	(4)	(2)
Restructuring charges	—	(7)
Equity-based compensation	(5)	(3)
Litigation and related costs	(38)	—
Other	3	(3)

Total	(44)	(15)

EBITDA	62	100
Less: Depreciation and amortization	(58)	(53)
Less: Gain on early extinguishment of debt	—	(2)

Operating income	4	45

	Year Ended December 31,
	2011	2010

Travelport Adjusted EBITDA	507	545
Less adjustments:
Corporate transaction costs	(13)	(34)
Restructuring charges	(4)	(11)
Equity-based compensation	(5)	(5)
Litigation and related costs	(50)	—
Other	(8)	(9)

Total	(80)	(59)

EBITDA	427	486
Less: Depreciation and amortization	(227)	(210)
Less: Gain on early extinguishment of debt	—	(2)

Operating income	200	274

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Net Cash Provided by Operating Activities of Continuing Operations and Unlevered Free Cash Flow	Year Ended December 31,
	2011	2010

Travelport Adjusted EBITDA	507	545
Less:
Interest payments	(267)	(232)
Tax payments	(22)	(24)
Changes in operating working capital	(7)	(47)
FASA liability payments	(16)	(18)
Defined benefit pension plan funding	(17)	(3)
Other adjusting items(1)	(54)	(40)

Net cash provided by operating activities of continuing operations	124	181

Add back interest paid	267	232
Capital expenditures on property and equipment additions of continuing operations	(72)	(173)

Unlevered free cash flow	319	240

(1) Other adjusting items relate to payments for costs included within operating income, but excluded from Travelport Adjusted EBITDA. These primarily include (i) $21 million of cash payments in 2011 resulting from the resolution of a historical dispute related to a terminated arrangement with a former distributor in the Middle East, which was subject to binding arbitration, (ii) $22 million and $30 million of corporate transaction cost payments during the years ended December 31, 2011 and 2010, respectively, and (iii) $11 million and $10 million of restructuring and related payments made during the years ended December 31, 2011 and 2010, respectively.

Travelport Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for; measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Travelport Adjusted EBITDA is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Travelport Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations. Travelport Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratios under our credit agreement covenants. These ratios use the Travelport Adjusted EBITDA for the last twelve months and the consolidated net debt and the first lien debt as at the balance sheet date and are known as the Total Leverage Ratio and the First Lien Leverage Ratio. Travelport is currently in compliance with its Total Leverage Ratio and its First Lien Leverage Ratio. A breach of these covenants could result in a default under the senior secured credit agreement and the indentures governing the notes.

Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by (used in) operating activities of continuing operations adjusted to exclude cash interest payments and include capital expenditures, all of which are GAAP measures included within our Statements of Cash Flows. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and our ability to meet its current and future financing and investing needs.

TRAVELPORT LIMITED

Operating Statistics

(unaudited)

	Three Months Ended December 31,
	2011	2010	Change	% Change*
Segments (in millions)
Americas	39	37	2	4%
International:
Europe	19	19	-	2%
Middle East and Africa	9	8	1	6%
Asia Pacific	13	13	-	(5)%

Total Segments	80	77	3	2%

	Year Ended December 31,
	2011	2010	Change	% Change*
Segments (in millions)
Americas	176	172	4	2%
International:
Europe	85	84	1	1%
Middle East and Africa	38	38	-	(1)%
Asia Pacific	56	55	1	2%

Total Segments	355	349	6	2%

* Percentage change calculation is subject to rounding